Exhibit 3.1

Registration No. 51099

BERMUDA

CERTIFICATE OF REGISTRATION

FOR A PARTNERSHIP TO BE REGISTERED AS AN

EXEMPTED PARTNERSHIP AND LIMITED PARTNERSHIP

I HEREBY CERTIFY THAT in accordance with section 9(4) of the Exempted Partnerships Act 1992 and amendments (“the Act”), the registration documents of Brookfield Business Partners L.P., were delivered to the Office of the Registrar of Companies and registered on the 18th day of January 2016. Facsimiles of the Certificate of Exempted Partnership and the Certificate of Limited Partnership pursuant to Section 5 of the Act, and Section 3 of the Limited Partnership Act 1883 and amendments, respectively, are attached to this Certificate of Registration.

Given under my hand and the Seal of

the Registrar of Companies this

18th day of January 2016

/s/ Wakeel D. Ming
Wakeel D. Ming
for Registrar of Companies